EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-82626 of FiberCore, Inc. on Form S-3 of our report dated March 28, 2002, except for Note 17 as to which the date is May 29, 2002, on the consolidated financial statements of FiberCore, Inc. and subsidiaries for the year ended December 31, 2001 appearing in the Current Report on Form 8-K dated on or about May 29, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP


Hartford, Connecticut
May 29, 2002